Exhibit 99.4

ISSN 1718-8377

Volume 8, number 2	September 27, 2013

June 2013 Highlights

❑          Budgetary revenue in June amounts to $5.8 billion, down $29 million compared to last year. Own-source revenue amounts to $4.5 billion while federal transfers stand at $1.4 billion.

❑          Program spending amounts to $5.7 billion, up $156 million compared to last year.

❑          Debt service amounts to $699 million, up $82 million compared to last year.

❑          Consolidated budgetary transactions show a deficit of $493 million for June 2013, compared with a deficit of $244 million for June 2012.

❑          Taking the $74 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $567 million for June 2013.

On the basis of the cumulative results as at June 30, 2013, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1.8 billion. As announced in the March 2013 Update on Québec’s Economic and Financial Situation, budgetary balance for the 2013-2014 fiscal year will be achieved. An economic and financial update will be presented in the fall.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

						Update on Québec’s
						Economic and
						Financial Situation
	June			April to June		Spring 2013
	2012	[1]	2013	2012-2013	2013-2014	2013-2014	Forecast Growth %
BUDGETARY REVENUE
Own-source revenue	4 603		4 453	12 904	12 858	55 684	5.2
Federal transfers	1 232		1 353	3 745	4 117	16 425	4.6
Total	5 835		5 806	16 649	16 975	72 109	5.0
BUDGETARY EXPENDITURE
Program spending	- 5 520		- 5 676	- 16 532	- 16 966	- 63 825	1.9
Debt service	- 617		- 699	- 1 919	- 2 017	- 8 516	8.9
Total	- 6 137		- 6 375	- 18 451	- 18 983	- 72 341	2.7
CONSOLIDATED ENTITIES[3]
Non-budget-funded bodies and special funds	10		19	310	236	432	—
Health and social services and education networks	- 8		- 17	- 25	- 17	—	—
Generations Fund	56		74	194	227	1 053	—
Total	58		76	479	446	1 485	—
Contingency reserve	—		—	—	—	- 200	—
SURPLUS (DEFICIT)	- 244		- 493	- 1 323	- 1 562	1 053	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 56		- 74	- 194	- 227	- 1 053	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 300		- 567	- 1 517	- 1 789	—	—

(1)        For comparison purposes, the data for the month of June 2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.

(2)        The details of these transactions by type of entity are shown on page 5 of this report.

CUMULATIVE RESULTS AS AT JUNE 30, 2013

Budgetary balance

❑            For the period from April to June 2013, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.8 billion. A deficit in the first three months of the fiscal year reflects the historical trend. Indeed, during this period, expenditure usually exceeds revenue since government departments spend more heavily in respect of their activities.

❑            The March 2013 Update on Québec’s Economic and Financial Situation anticipates that revenue and expenditure will be balanced for the 2013-2014 fiscal year overall. It incorporates the following items that will specifically affect budgetary balance during the year:

—           the payment by the federal government of $1 467 million1 corresponding to the second installment of the financial compensation stemming from the harmonization of the Québec sales tax (QST) and the federal goods and services tax (GST). This amount is recorded monthly under revenue during the 2013-2014 fiscal year, at the rate of $122 million;

—           a reserve of $200 million to cover contingencies.

Budgetary revenue

❑            As at June 30, 2013, budgetary revenue amounts to $17.0 billion, $326 million more than as at June 30, 2012.

—           Own-source revenue stands at $12.9 billion, $46 million less than last year.

—           Federal transfers amount to $4.1 billion, up $372 million compared to June 30, 2012.

Budgetary expenditure

❑            Since the beginning of the fiscal year, budgetary expenditure amounts to $19.0 billion, an increase of $532 million, or 2.9% compared to last year.

—           For the first three months of the fiscal year, program spending rose $434 million, or 2.6%, and stands at $17.0 billion. The increase forecast in the March 2013 Update on Québec’s Economic and Financial Situation for 2013-2014 is 1.9%.

–                 The most significant changes are in the Health and Social Services ($239 million) and Education and Culture ($155 million) missions.

–                 In keeping with the historical trend, the pace of program spending is faster at the beginning of the fiscal year because of the allocation details of certain grants, including those relating to the health and social services and the education networks.

—           Debt service stands at $2.0 billion, an increase of $98 million or 5.1% compared to last year.

1              Revenue from federal compensation related to the harmonization of the sales taxes is accounted for in accordance with public sector accounting standards and the conditions stipulated in the agreement. The conditions include the implementation of the harmonization of the QST and the GST on January 1, 2013 and the adoption of a mechanism whereby governments and certain of their mandataries pay and refund the taxes as of April 1, 2013. Moreover, revenue must be accounted for at the same pace as the recognition of expenditure funded by such compensation. Accordingly, as stipulated in the 2012-2013 Budget (p. C.24), the first payment of $733 million was accounted for during the last three months of 2012-2013, at the same pace as debt service expenditure. The second payment of $1 467 million is distributed throughout the 2013-2014 fiscal year, i.e. at the same pace as expenditure corresponding to debt service and the Fund to Finance Health and Social Services Institutions, at the rate of $122 million a month.

Consolidated entities

❑            As at June 30, 2013, the results of consolidated entities show a surplus of $446 million. These results include:

—           a surplus of $236 million for non-budget-funded bodies and special funds;

—           revenue dedicated to the Generations Fund of $227 million.

—           a deficit of $17 million for the health and social services and the education networks.

Net financial requirements

❑            As at June 30, 2013, consolidated net financial requirements stand at $5.3 billion, a decrease of $226 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)						(Unaudited data)

	June				April to June
	2012	[1]	2013	Change	2012-2013	2013-2014	Change
BUDGETARY REVENUE
Own-source revenue	4 603		4 453	- 150	12 904	12 858	- 46
Federal transfers	1 232		1 353	121	3 745	4 117	372
Total	5 835		5 806	- 29	16 649	16 975	326
BUDGETARY EXPENDITURE
Program spending	- 5 520		- 5 676	- 156	- 16 532	- 16 966	- 434
Debt service	- 617		- 699	- 82	- 1 919	- 2 017	- 98
Total	- 6 137		- 6 375	- 238	- 18 451	- 18 983	- 532
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	10		19	9	310	236	- 74
Health and social services and education networks	- 8		- 17	- 9	- 25	- 17	8
Generations Fund	56		74	18	194	227	33
Total	58		76	18	479	446	- 33
SURPLUS (DEFICIT)	- 244		- 493	- 249	- 1 323	- 1 562	- 239
Consolidated non-budgetary requirements	- 2 335		- 1 986	349	- 4 193	- 3 728	465
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 2 579		- 2 479	100	- 5 516	- 5 290	226

(1)        For comparison purposes, the data for the month of June 2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.

(2)        The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE (millions of dollars)						(Unaudited data)
	June				April to June
Revenue by source	2012	[1]	2013	Change %	2012-2013	2013-2014		Change %
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 964		1 759	- 10.4	4 812	4 744		- 1.4
Contributions to Health Services Fund	617		538	- 12.8	1 671	1 662		- 0.5
Corporate taxes	246		246	—	730	671		- 8.1
Consumption taxes	1 334		1 512	13.3	4 166	4 322		3.7
Others sources	189		109	- 42.3	530	479		- 9.6
Total own-source revenue excluding government enterprises	4 350		4 164	- 4.3	11 909	11 878		- 0.3
Revenue from government enterprises	253		289	14.2	995	980		- 1.5
Total own-source revenue	4 603		4 453	- 3.3	12 904	12 858		- 0.4
Federal transfers
Equalization	616		653	6.0	1 848	1 958		6.0
Protection payment	30		—	—	90	—		—
Health transfers	401		428	6.7	1 205	1 285		6.6
Transfers for post-secondary education and other social programs	127		129	1.6	379	386		1.8
Other programs	58		57	- 1.7	223	229		2.7
Subtotal	1 232		1 267	2.8	3 745	3 858		3.0
Harmonization of the QST with the GST – Compensation	—		86	—	—	259	[2]	—
Total federal transfers	1 232		1 353	9.8	3 745	4 117		9.9
BUDGETARY REVENUE	5 835		5 806	- 0.5	16 649	16 975		2.0

(1)        For the purposes of comparison, data for the month of June 2012 have been modified to reflect improvements to the mandataries method of estimating personal income tax revenue and contributions for health services.

(2)        To this amount must be added $107 million earmarked for the Fund to Finance Health and Social Services Institutions, which is part of the results of the consolidated entities, thereby bringing the total amount of compensation to $366 million for the period April to June 2013.

GENERAL FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	June			April to June
Expenditures by mission	2012	2013	Change %	2012-2013	2013-2014	Change %
Program spending
Health and Social Services	2 672	2 767	3.6	7 910	8 149	3.0
Education and Culture	1 669	1 710	2.5	4 755	4 910	3.3
Economy and Environment	299	330	10.4	1 354	1 379	1.8
Support for Individuals and Families	517	520	0.6	1 535	1 563	1.8
Administration and Justice	363	349	- 3.9	978	965	- 1.3
Total program spending	5 520	5 676	2.8	16 532	16 966	2.6
Debt service	617	699	13.3	1 919	2 017	5.1
BUDGETARY EXPENDITURE	6 137	6 375	3.9	18 451	18 983	2.9

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES (millions of dollars)								(Unaudited data)

	June 2013
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks[1]	Total	adjustments[2]	Total
REVENUE	799	74	260	311	1 923	—	3 367	- 1 620	1 747
EXPENDITURE
Expenditure	- 595	—	- 260	- 311	- 1 861	- 17	- 3 044	1 531	- 1 513
Debt service	- 155	—	—	—	- 92	—	- 247	89	- 158
TOTAL	- 750	—	- 260	- 311	- 1 953	- 17	- 3 291	1 620	- 1 671
RESULTS	49	74	—	—	- 30	- 17	76	—	76

	April to june 2013
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks[1]	Total	adjustments[2]	Total
REVENUE	2 522	227	323	1 330	5 729	—	10 131	- 5 474	4 657
EXPENDITURE
Expenditure	- 1 843	—	- 323	- 1 330	- 5 429	- 17	- 8 942	5 210	- 3 732
Debt service	- 461	—	—	—	- 282	—	- 743	264	- 479
TOTAL	- 2 304	—	- 323	- 1 330	- 5 711	- 17	- 9 685	5 474	- 4 211
RESULTS	218	227	—	—	18	- 17	446	—	446

(1)        The results of the networks are presented according to the modified equity accounting method.

(2)        Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances et de l’Économie at 418 646-3983.

The report is also available on the Ministère des Finances et de l’Économie website: www.finances.gouv.qc.ca/en.